UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2018

Owens Corning

(Exact name of registrant as specified in its charter)

Delaware	1-33100	43-2109021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Owens Corning Parkway Toledo, Ohio	43659
(Address of principal executive offices)	(Zip Code)

(419) 248-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Entry into Credit Agreement

On May 4, 2018, Owens Corning (the “Company”) entered into a Credit Agreement among the Company, as borrower, the lenders signatory thereto and Wells Fargo Bank, National Association, as administrative agent (the “Credit Agreement”). The Credit Agreement replaces the Company’s existing Amended and Restated Credit Agreement, dated as of November 13, 2015 (as amended and supplemented, the “Existing Credit Agreement”), among the Company, certain of its subsidiaries, the lenders signatory thereto and Wells Fargo Bank, National Association, as administrative agent. The Company did not incur any early termination penalties in connection with the termination of the Existing Credit Agreement.

The Credit Agreement provides for a revolving credit facility (the “Credit Facility”) in an aggregate principal amount of $800 million, including borrowings and letters of credit. Borrowings under the Credit Facility may be used by the Company for general corporate purposes and working capital.

Interest on outstanding indebtedness under the Credit Facility accrues at a rate equal to, at the Company’s option, (1) the highest of (i) Wells Fargo Bank, National Association’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) except when LIBOR is unavailable, LIBOR plus 1.00%; plus an applicable margin based upon the then applicable debt ratings of the Company; or (2) if available, LIBOR plus an applicable margin based upon the then applicable debt ratings of the Company.

The Credit Facility contains customary representations and warranties and covenants for agreements of this type, including covenants applicable to the Company and its subsidiaries limiting indebtedness, liens, substantial asset sales and mergers, and other provisions. The Company’s subsidiaries are not required to guarantee the Company’s obligations under the Credit Facility unless certain conditions precedent are met that do not exist at this time. The Credit Facility contains customary events of default.

The Credit Facility matures on the earlier of May 4, 2023, the date of acceleration pursuant to its terms, or the date the commitments thereunder are terminated pursuant to the terms thereof.

Amendment to Term Loan Agreement

In addition, on May 4, 2018, the Company entered into a first amendment to its Term Loan Agreement, dated October 27, 2017 (the “Term Loan Agreement”), among the Company, as borrower, the lenders signatory thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “First Amendment”). The First Amendment amends the Term Loan Agreement to, among other things, provide for a reduction in the applicable margin used in the calculation of interest on outstanding indebtedness under the Term Loan Agreement.

The lenders under the Credit Agreement and the First Amendment, respectively, and their affiliates have provided investment banking, financial advisory and other services to the Company for customary fees and reimbursement of expenses, and those lenders may, from time to time, continue to do so.

The descriptions of the Credit Agreement, the Credit Facility and the First Amendment set forth above do not purport to be complete and are subject to and qualified in their entirety by reference to the complete text of the Credit Agreement and First Amendment, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and the terms of which are incorporated by reference herein. The representations, warranties and covenants contained in the Credit Agreement and the First Amendment are made solely for purposes of the Credit Agreement and the First Amendment, respectively, and are solely for the benefit of the parties thereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement, the Credit Facility and the First Amendment is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of May 4, 2018, by and among the Company, the lenders signatory thereto and Wells Fargo Bank, National Association, as administrative agent.

10.2	First Amendment to Term Loan Agreement, dated as of May 4, 2018, by and among the Company, the lenders signatory thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWENS CORNING

May 4, 2018	By:	/s/ Ava Harter
Ava Harter
Senior Vice President, General Counsel and Secretary